Fluor Corporation
6700 Las Colinas Boulevard
Irving, Texas 75039
USA

469.398.7000 tel
469.398.7254 fax

November 26, 2019

Alan L. Boeckmann
6700 Las Colinas Blvd
Irving, Texas 75039

Dear Alan,

It is my pleasure to inform you that the Board of Directors has approved a special retention award for you, which has been structured as follows:

Award Amount:            $1,750,000 USD total cash award

Retention Period:        November 26, 2019 through November 26, 2022

Retention Agreement:     The entire award (less applicable withholding) will be earned and payable if you remain continuously employed through
November 26, 2022.

You will earn your retention award (a) if you remain continuously employed by the Company as stated above or (b) if your employment terminates prior to the above date due to (i) death, (ii) permanent and total disability, (iii) a Company-initiated termination other than on a for-cause basis, or (iv) a Qualifying Termination (as such term is defined in that certain Change in Control Agreement between you and the Company dated May 1, 2019). In the event your employment terminates prior to the date above for any reason other than stated above (including, without limitation, your voluntary termination or a termination for cause), then the retention award will be forfeited.

It is intended that the provisions of this Agreement comply with Section 409A of the U.S. Internal Revenue Code and with the exclusion from Section 409A deferred compensation for so-called short-term deferrals, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A.

Please indicate your acknowledgment of the terms of the letter by signing in the space provided and returning the letter to Executive Compensation for your employee records (email: executive.compensation@fluor.com). You should also retain a copy for your file.

Sincerely,

/s/ Carlos M. Hernandez
Carlos M. Hernandez

Agreed:

/s/ Alan L. Boeckmann	12/2/2019
Alan L. Boeckmann	Date

cc: Stacy Dillow, Karen Roberts

1